Exhibit 99.1

Ryerson Reports Second Quarter 2022 Results

Quarterly results include record Earnings Per Share and a sequential reduction in debt. Capital structure milestones achieved through the retirement of all remaining high-yield debt, completion of the $50 million share repurchase authorization, and an extension and increase of the revolving credit facility. Subsequent to quarter-end, Ryerson increased its dividend and approved a $75 million share repurchase authorization. Ryerson continues to invest in value-added services, as well as new plants, equipment and digital systems across our intelligent service center network to enhance the customer experience.

CHICAGO – August 3, 2022 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2022.

Highlights:

•
Record diluted EPS1 of $5.10 and Adjusted diluted EPS1 of $5.31 on $1.74 billion of revenue
•
Net Income of $196.4 million and Adjusted EBITDA, excluding LIFO2 of $224.2 million
•
Repurchased $186.9 million of 8.50% senior secured notes due 2028 (the “Notes”)
•
$47.7 million in shares repurchased, completing a $50 million share repurchase authorization fourteen months ahead of expiration
•
Increased revolving credit facility to $1.3 billion and extended through June 2027
•
Reduced debt to $534 million and net debt3 to $492 million
•
Increased book value of equity4 to $851 million up from $706 million at March 31, 2022
•
Announced a third quarter 2022 dividend of $0.15 per share, a 20% increase from last quarter
•
Approved a $75 million share repurchase authorization, subsequent to the quarter-end
•
Retired the final $50 million outstanding balance of the high-yield Notes subsequent to the quarter-end

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q2 2022		Q2 2021		Q1 2022		YoY		QoQ	1H 2022		1H 2021		YoY

Revenue	$1,743.5		$1,419.0		$1,748.8		22.9%		(0.3)%	$3,492.3		$2,566.3		36.1%
Tons shipped	524		559		528		(6.3)%		(0.8)%	1,052		1,102		(4.5)%
Average selling price/ton	$3,327		$2,538		$3,312		31.1%		0.5%	$3,320		$2,329		42.6%
Gross margin	26.7%		18.1%		23.5%		860 bps		320 bps	25.1%		17.7%		740 bps
Gross margin, excl. LIFO	22.5%		25.5%		23.6%		-300 bps		-110 bps	23.0%		25.1%		-210 bps
Warehousing, delivery, selling, general, and administrative expenses	$182.9		$178.3		$175.3		2.6%		4.3%	$358.2		$350.1		2.3%
As a percentage of revenue	10.5%		12.6%		10.1%		-210 bps		40 bps	10.3%		13.6%		-330 bps
Net income attributable to Ryerson Holding Corporation	$196.4		$112.9		$163.6		74.0%		20.0%	$360.0		$138.2		160.5%
Diluted earnings per share	$5.10		$2.91		$4.17		$2.19		$0.93	$9.26		$3.57		$5.69
Adjusted diluted earnings per share	$5.31		$1.24		$4.27		$4.07		$1.04	$9.56		$1.50		$8.06
Adj. EBITDA, excl. LIFO	$224.2		$197.4		$250.6		13.6%		(10.5)%	$474.8		$320.9		48.0%
Adj. EBITDA, excl. LIFO margin	12.9%		13.9%		14.3%		-100 bps		-140 bps	13.6%		12.5%		110 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$533.5		$600.9		$551.3		(11.2)%		(3.2)%	$533.5		$600.9		(11.2)%
Cash and cash equivalents	$41.4		$38.1		$44.7		8.7%		(7.4)%	$41.4		$38.1		8.7%
Net debt	$492.1		$562.8		$506.6		(12.6)%		(2.9)%	$492.1		$562.8		(12.6)%
Net debt / LTM Adj. EBITDA, excl. LIFO	0.5	x	1.5	x	0.5	x	(1.0	x)	—	0.5	x	1.5	x	(1.0	x)
Cash conversion cycle (days)	77.5		54.9		76.8		22.6		0.7	77.3		54.8		22.5
Net cash provided by (used in) operating activities	$85.5		$(3.8)		$82.5		$89.3		$3.0	$168.0		$(51.1)		$219.1

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said “I want to thank all of my Ryerson teammates for pulling together brilliantly with our valued customers and suppliers amidst the stacking challenges across the business landscape to produce another strong quarter of financial and operational performance. We achieved many important milestones during and subsequent to the quarter. We are no longer a high-yield debt company as we redeemed all of our remaining outstanding notes, significantly reduced our cash interest expense, increased our dividend, completed our initial share repurchase authorization fourteen months ahead of the two year expiration, announced a new two year, $75 million share repurchase authorization, and amended, extended and upsized our credit facility with improved pricing and terms while making important investments in growth across our service center network. All of these actions have placed us on a solid foundation to re-invest, grow and return capital to our shareholders. As we continue our 180-year journey of providing great customer experiences across our intelligent network of value-added service centers, our optimism of a future favoring modern manufacturing with recyclable industrial metals as a core enabler of sustainable growth with good paying jobs remains impassioned and resolute.”

Market Commentary

Our revenue in the second quarter experienced an average selling price increase of 0.5% offset by a sales volume decrease of 0.8% quarter-over-quarter. This compares to our guidance of average selling price growth of 0% to 2% and sales volume growth of 0% to 2% growth. Driven by faster and sharper-than-anticipated price declines in nickel, aluminum and carbon steel indices during the quarter, we experienced mid-quarter margin compression as spot-replacement cost of inventory fell faster than average-cost of inventory amidst decelerating increases in average selling prices. Our stainless-steel customers pivoted from buying longer positions in inventory as seen in the first quarter to just-in-time buying and destocking as material availability increased, demand moderated and spot-market pricing fell as the quarter played out. This inflection occurred sooner than our prior guidance had contemplated as supply constrained demand, combined with commodity price declines, to lessen customer quoting activity and order rates. Ryerson’s second quarter end-market sales volumes decreased sequentially by 0.8%, partially driven by the HVAC and Food Processing, Machinery and Agricultural Equipment sectors, and partially offset by increased sequential sales volumes of 6.6% in Oil & Gas, 4.0% in Commercial Ground Transportation and 1.5% in Metal Fabrication and Machine Shops.

Second Quarter Results

Ryerson generated revenues of $1.74 billion in the second quarter of 2022, a sequential decline of 0.3%, compared to $1.75 billion for the first quarter of 2022. Gross margin expanded sequentially by 320 basis points to 26.7% in the second quarter of 2022, compared to 23.5% in the first quarter of 2022. Second quarter of 2022 cost of goods sold included LIFO income of $73.8 million, compared to LIFO expense of $2.2 million in the first quarter of 2022. Excluding the impact of LIFO, gross margin contracted 110 basis points to 22.5% in the second quarter of 2022, compared to 23.6% in the first quarter of 2022. The Company maintained good expense leverage and management in the second quarter of 2022 as warehousing, delivery, selling, general and administrative expenses as a percent of revenue increased modestly to 10.5%, compared to 10.1% in the first quarter of 2022, driven by notable cost inflation at the producer, wholesaler and retail levels.

Net income attributable to Ryerson Holding Corporation for the second quarter of 2022 was $196.4 million, or $5.10 per diluted share, compared to $163.6 million, or $4.17 per diluted share in the previous quarter. The second quarter of 2022 includes a charge of $14.5 million, compared to a $5.3 million charge in the first quarter of 2022 related to loss on the retirement of debt. Additionally, in the second quarter of 2022 we generated a $3.8 million gain on the sale of assets. Excluding these one-time items and the associated income taxes, adjusted net income attributable to Ryerson Holding Corporation for the second quarter was $204.4 million, or $5.31 per diluted share, compared to $167.5 million, or $4.27 per diluted share, for the first quarter of 2022. Ryerson generated second quarter Adjusted EBITDA, excluding LIFO of $224.2 million in the second quarter of 2022, compared to first quarter 2022 Adjusted EBITDA, excluding LIFO of $250.6 million.

Liquidity & Debt Management

Ryerson generated $85.5 million of operating cash in the second quarter of 2022 driven by strong operating profit. The Company’s cash conversion cycle was 78 days in the second quarter of 2022, compared to 77 days in the first quarter of 2022. Ryerson’s leverage ratio for the second quarter of 2022 remained flat quarter-over-quarter at 0.5x, a record low since our Initial Public Offering in 2014. The Company ended the second quarter of 2022 with $534 million of debt and $492 million of net debt, a decrease in net debt of $15 million, compared to the first quarter of 2022 driven by strong operating results. The Company’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $894 million as of June 30, 2022, compared to $760 million as of March 31, 2022.

Bond Repurchase. During the second quarter of 2022, Ryerson repurchased $186.9 million of its Notes through open market purchases and a tender offer. As of June 30, 2022, $50.0 million of Notes remained outstanding, which we subsequently redeemed on July 23, 2022. Related to the Note repurchases and bond tender executed in the second quarter, a loss on retirement of debt of $14.5 million was recognized and is excluded from adjusted net income and adjusted diluted earnings per share.

Credit Facility Refinance. During the second quarter of 2022, Ryerson amended and restated its credit facility extending the maturity by 2 years to 2027 while increasing the borrowing facility from $1.0 billion to $1.3 billion. As a result of the amended terms, the Company expects to be able to lower its borrowing costs by 12.5 basis points and improve its overall credit terms.

Shareholder Return Activity

Jim Claussen, Chief Financial Officer stated “We are pleased to have effected numerous capital structure improvements which effectively complete Ryerson’s balance sheet transformation. During the second quarter of 2022, and subsequent events, Ryerson saw transformational changes including the retirement of our high yield debt, repurchase of approximately 1.6 million shares, increase and extension of our revolving credit facility, 21% sequential growth in our book value and increase in our free float. We now have a capital structure where assets and liabilities are better aligned for growth and through-the-cycle performance.”

Dividends. On August 3, 2022, the Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, payable on September 15, 2022 to stockholders of record as of September 1, 2022. During the second quarter of 2022, Ryerson returned approximately $52.4 million to shareholders in the form of dividends and share repurchases. We paid a quarterly dividend in the amount of $0.125 per share, amounting to a cash return of approximately $4.7 million for the second quarter of 2022.

Share Repurchase. On May 13, 2022, Ryerson's principal shareholder, an affiliate of Platinum Equity LLC (Platinum), completed its underwritten secondary public offering of 3.5 million shares of Ryerson's common stock and Ryerson concurrently repurchased approximately 1.6 million shares directly from Platinum for an aggregate purchase price of approximately $47.7 million. Ryerson made these repurchases with cash on hand under its existing share repurchase program, which authorized the Company to acquire up to an aggregate amount of $50.0 million of the Company’s common stock through August 4, 2023. The secondary offering and concurrent share repurchase reduced Platinum’s ownership from approximately 54% to 43%, and increased Ryerson’s free float proportionally by 11 percentage points to 57% of shares outstanding.

Share Repurchase Authorization. On August 3, 2022, the Board of Directors approved a $75 million share repurchase authorization of the Company’s common stock after the exhaustion of the previous share repurchase authorization during the second quarter. The new authorization will expire in August 2024.

Outlook Commentary

Ryerson expects counter-cyclical business conditions in the third quarter of 2022. Benchmark carbon, aluminum and nickel prices have all rebased downward by an average of approximately 25% from the second quarter through July 31, 2022, compared to the first quarter of 2022. Despite our diversified commodities mix, at approximately 50% stainless steel and aluminum, lower average selling price movements quarter-over-quarter appear to be broad-based while demand is moderating overall given slowing economies in the U.S., Europe, and China. As such, Ryerson anticipates third quarter 2022 revenues in the range of $1.45 billion to $1.55 billion, with a sequential average selling price decrease of 5% to 8%, and a shipment volume decrease of 4% to 6%. LIFO income in the third quarter of 2022 is expected to be $35 million. We expect adjusted EBITDA, excluding LIFO in the range of $110 million to $120 million and earnings per diluted share in the range of $2.40 to $2.60.

Second Quarter 2022 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q2 2022	Q2 2021	Q1 2022	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	408	428	405	(4.7%)	0.7%	24.8%	(4.0%)
Aluminum	51	55	50	(7.3%)	2.0%	37.4%	9.9%
Stainless Steel	63	73	71	(13.7%)	(11.3%)	47.7%	9.4%

	Net Sales (millions)
	Q2 2022	Q2 2021	Q1 2022	Year-over-year	Quarter-over-quarter

Carbon Steel	$911	$766	$942	18.9%	(3.3%)
Aluminum	$344	$270	$307	27.4%	12.1%
Stainless Steel	$464	$364	$478	27.5%	(2.9%)

First Half 2022 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	1H 2022	1H 2021	Year-over-year	Year-over-year

Carbon Steel	813	842	(3.4%)	41.8%
Aluminum	101	108	(6.5%)	36.2%
Stainless Steel	134	147	(8.8%)	55.2%

	Net Sales (millions)
	1H 2022	1H 2021	Year-over-year

Carbon Steel	$1,853	$1,353	37.0%
Aluminum	$651	$511	27.4%
Stainless Steel	$942	$666	41.4%

Earnings Call Information

Ryerson will host a conference call to discuss second quarter 2022 financial results for the period ended June 30, 2022, on Thursday, August 4th, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Vice President - Finance:

Jorge Beristain

312.292.5040

investorinfo@ryerson.com

Notes:

1EPS is Earnings per Share

2For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

3Net Debt is defined as Long Term Debt plus Short Term Debt less Cash and Cash Equivalents and excludes Restricted Cash

4Book value of Equity is defined as Total Assets less Total Liabilities

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with the Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to US persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events, including Russia’s invasion of the Ukraine and global trade sanctions; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2022		2021	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2022	2021

NET SALES	$1,743.5	$1,748.8	$1,419.0	$3,492.3	$2,566.3
Cost of materials sold	1,277.6	1,338.7	1,162.0	2,616.3	2,111.4
Gross profit	465.9	410.1	257.0	876.0	454.9
Warehousing, delivery, selling, general, and administrative	182.9	175.3	178.3	358.2	350.1
Gain on sale of assets (1)	(3.8)	—	(87.4)	(3.8)	(107.7)
OPERATING PROFIT	286.8	234.8	166.1	521.6	212.5
Other income and (expense), net	(15.3)	(5.7)	(0.7)	(21.0)	(0.4)
Interest and other expense on debt	(8.3)	(10.3)	(13.6)	(18.6)	(27.1)
INCOME BEFORE INCOME TAXES	263.2	218.8	151.8	482.0	185.0
Provision for income taxes	66.8	55.0	38.5	121.8	46.1
NET INCOME	196.4	163.8	113.3	360.2	138.9
Less: Net income attributable to noncontrolling interest	—	0.2	0.4	0.2	0.7
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$196.4	$163.6	$112.9	$360.0	$138.2
EARNINGS PER SHARE
Basic	$5.20	$4.26	$2.94	$9.45	$3.61
Diluted	$5.10	$4.17	$2.91	$9.26	$3.57
Shares outstanding - basic	37.8	38.4	38.5	38.1	38.3
Shares outstanding - diluted	38.5	39.2	38.7	38.9	38.7

Dividends declared per share	$0.125	$0.100	$ —	$0.225	$ —

Supplemental Data :
Tons shipped (000)	524	528	559	1,052	1,102
Shipping days	64	63	64	127	127
Average selling price/ton	$3,327	$3,312	$2,538	$3,320	$2,329
Gross profit/ton	889	777	460	833	413
Operating profit/ton	547	445	297	496	193
LIFO expense (income) per ton	(141)	4	187	(68)	171
LIFO expense (income)	(73.8)	2.2	104.8	(71.6)	188.6
Depreciation and amortization expense	14.5	13.5	13.1	28.0	26.7
Cash flow provided by (used in) operating activities	85.5	82.5	(3.8)	168.0	(51.1)
Capital expenditures	(24.0)	(18.8)	(6.8)	(42.8)	(13.3)

(1) In the second quarter of 2021, we recorded a $87.4 million gain on the sale and leaseback of a group of properties located in Delaware, Florida, Illinois, Kentucky,
Minnesota, Missouri, Oklahoma, Pennsylvania, Tennessee, Texas, and Virginia with net proceeds of approximately $136.9 million. In the first quarter of 2021, we recorded a $20.3 million gain on the sale and leaseback of a property in Renton, Washington with net proceeds of approximately $26.3 million.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Third Quarter 2022 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	June 30,	December 31,
	2022	2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$41.4	$51.2
Restricted cash	1.2	1.2
Receivables, less provisions of $3.0 at June 30, 2022 and $2.2 at December 31, 2021	756.5	630.8
Inventories	1,012.3	832.1
Prepaid expenses and other current assets	86.8	77.7
Total current assets	1,898.2	1,593.0
Property, plant, and equipment, at cost	828.7	792.8
Less: accumulated depreciation	421.7	404.5
Property, plant, and equipment, net	407.0	388.3
Operating lease assets	203.9	211.1
Other intangible assets	39.5	42.2
Goodwill	124.5	124.1
Deferred charges and other assets	9.8	6.9
Total assets	$2,682.9	$2,365.6
Liabilities
Current liabilities:
Accounts payable	$656.3	$481.2
Salaries, wages, and commissions	57.8	76.6
Other accrued liabilities	116.4	133.4
Short-term debt	19.2	28.8
Current portion of operating lease liabilities	26.0	24.9
Current portion of deferred employee benefits	6.1	6.1
Total current liabilities	881.8	751.0
Long-term debt	514.3	610.5
Deferred employee benefits	156.3	163.3
Noncurrent operating lease liabilities	174.4	184.8
Deferred income taxes	89.3	94.1
Other noncurrent liabilities	16.3	17.3
Total liabilities	1,832.4	1,821.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,058,893 and 38,687,094 shares issued at June 30, 2022 and December 31, 2021, respectively	0.4	0.4
Capital in excess of par value	392.5	388.6
Retained earnings	673.1	321.7
Treasury stock, at cost - Common stock of 2,003,420 shares at June 30, 2022 and 292,932 shares at December 31, 2021	(59.3)	(8.4)
Accumulated other comprehensive loss	(163.7)	(165.1)
Total Ryerson Holding Corporation Stockholders' Equity	843.0	537.2
Noncontrolling interest	7.5	7.4
Total Equity	850.5	544.6
Total Liabilities and Stockholders' Equity	$2,682.9	$2,365.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2022		2021	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2022	2021

Net income attributable to Ryerson Holding Corporation	$196.4	$163.6	$112.9	$360.0	$138.2
Interest and other expense on debt	8.3	10.3	13.6	18.6	27.1
Provision for income taxes	66.8	55.0	38.5	121.8	46.1
Depreciation and amortization expense	14.5	13.5	13.1	28.0	26.7
EBITDA	$286.0	$242.4	$178.1	$528.4	$238.1
Gain on sale of assets	(3.8)	—	(87.4)	(3.8)	(107.7)
Reorganization	0.6	0.4	1.0	1.0	1.3
Foreign currency transaction (gains) losses	0.7	—	(0.2)	0.7	(0.2)
Loss on retirement of debt	14.5	5.3	—	19.8	—
Other adjustments	—	0.3	1.1	0.3	0.8
Adjusted EBITDA	$298.0	$248.4	$92.6	$546.4	$132.3

Adjusted EBITDA	$298.0	$248.4	$92.6	$546.4	$132.3
LIFO expense (income)	(73.8)	2.2	104.8	(71.6)	188.6
Adjusted EBITDA, excluding LIFO expense (income)	$224.2	$250.6	$197.4	$474.8	$320.9

Net sales	$1,743.5	$1,748.8	$1,419.0	$3,492.3	$2,566.3

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	12.9%	14.3%	13.9%	13.6%	12.5%

Gross profit	$465.9	$410.1	$257.0	$876.0	$454.9

Gross margin	26.7%	23.5%	18.1%	25.1%	17.7%

Gross profit	$465.9	$410.1	$257.0	$876.0	$454.9
LIFO expense (income)	(73.8)	2.2	104.8	(71.6)	188.6
Gross profit, excluding LIFO expense (income)	$392.1	$412.3	$361.8	$804.4	$643.5

Gross margin, excluding LIFO expense (income)	22.5%	23.6%	25.5%	23.0%	25.1%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2022		2021	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2022	2021

Net income attributable to Ryerson Holding Corporation	$196.4	$163.6	$112.9	$360.0	$138.2

Gain on sale of assets	(3.8)	—	(87.4)	(3.8)	(107.7)
Loss on retirement of debt	14.5	5.3	—	19.8	—
Provision (benefit) for income taxes	(2.7)	(1.4)	22.4	(4.1)	27.6

Adjusted net income attributable to Ryerson Holding Corporation	$204.4	$167.5	$47.9	$371.9	$58.1

Adjusted diluted earnings per share	$5.31	$4.27	$1.24	$9.56	$1.50

Shares outstanding - diluted	38.5	39.2	38.7	38.9	38.7

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2022		2021	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2022	2021

Net cash provided by (used in) operating activities	$85.5	$82.5	$(3.8)	$168.0	$(51.1)
Capital expenditures	(24.0)	(18.8)	(6.8)	(42.8)	(13.3)
Proceeds from sales of property, plant, and equipment	6.2	1.0	136.9	7.2	165.9
Free cash flow	$67.7	$64.7	$126.3	$132.4	$101.5

Market capitalization	$788.9	$1,354.1	$561.7	$788.9	$561.7

Free cash flow yield	8.6%	4.8%	22.5%	16.8%	18.1%

Note: Market capitalization is calculated using June 30, 2022, March 31, 2022, and June 30, 2021 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Third Quarter 2022 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Third Quarter 2022
	Low	High
Net income attributable to Ryerson Holding Corporation	$90	$98

Diluted earnings per share	$2.40	$2.60

Interest and other expense on debt	7	7
Provision for income taxes	32	34
Depreciation and amortization expense	14	14
EBITDA	$143	$153
Adjustments	2	2
Adjusted EBITDA	$145	$155
LIFO expense/(income)	(35)	(35)
Adjusted EBITDA, excluding LIFO income	$110	$120

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.